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                                                                  Exhibit (p)(4)

                               Personal Securities
                                 Trading Policy

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INTRODUCTION

As a leader in the financial services industry, Prudential Financial, Inc. ("Prudential" or "Company") aspires to the highest standards of business conduct. Consistent with this standard, Prudential has developed a Personal Securities Trading Policy ("Policy") incorporating policies and procedures followed by leading financial service firms. This Policy is designed to ensure Prudential and its associates comply with various securities laws and regulations including the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") and the National Association of Securities Dealers ("NASD") Conduct Rules, and to ensure that its associates conduct their personal trading in a manner consistent with Prudential's policy of placing its shareholders' and customers' interests first.

This Policy sets forth insider trading standards and requirements, trade monitoring procedures, and personal trading restrictions for Prudential associates.

Section I sets forth Prudential's Policy Statement On Insider Trading that applies to all Prudential associates. It is important that all Prudential associates read and understand this policy, which sets forth their responsibilities in connection with the use and disclosure of material nonpublic information.

Section II sets forth Prudential's trade monitoring procedures and trade reporting obligations for Covered and Access Persons, including the authorized broker-dealer requirement introduced in 2002.

Section III sets forth Prudential's policy and restrictions relating to personal trading in securities issued by Prudential for Designated Persons and all other Prudential associates. Responsibilities for Section 16 Insiders are covered under a separate policy.

Section IV sets forth the additional trading policies and procedures applicable to associates of a Prudential broker-dealer.

Section V sets forth the additional trading policies and procedures applicable to associates of a Prudential portfolio management unit or trading unit.

Section VI sets forth the additional trading policies and procedures applicable to associates of the private asset management units of Prudential Investment Management ("PIM").

Section VII sets forth the additional trading policies and procedures applicable to associates of Prudential Equity Group, Inc. ("PEG").

If you are unclear as to your personal trading and reporting responsibilities, or have any questions concerning any aspect of this Policy, please contact the Securities Monitoring Unit, Compliance Department.

The personal trading policy and trade monitoring procedures described in this Policy reflect the practices followed by leading financial service firms. No business unit or group may adopt policies or procedures that are inconsistent with this Policy. However,

                                        i

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business units may, with the prior approval of the Securities Monitoring Unit, adopt policies and procedures that are more stringent than those contained in this Policy.

                                       ii

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                                TABLE OF CONTENTS

INTRODUCTION...................................................................I

TABLE OF CONTENTS............................................................III

I. PRUDENTIAL'S POLICY STATEMENT ON INSIDER TRADING............................6
   A. Use of Material Nonpublic Information....................................6
   B. Prudential Insider Trading Rules.........................................6
   C. What is Nonpublic Information?...........................................7
   D. What is Material Information?............................................8
   E. "Front-running" and "Scalping"...........................................9
   F. Private Securities Transactions..........................................9
   G. Charitable Gifts.........................................................9
   H. Penalties for Insider Trading............................................9
      1.  Penalties for Individuals...........................................10
      2.  Penalties for Supervisors...........................................10
      3.  Penalties for Prudential............................................10

II. SECURITIES TRADE MONITORING FOR COVERED AND ACCESS PERSONS................11
   A. The "SMARTS" System.....................................................11
   B. Covered and Access Persons..............................................11
   C.  Trade Reporting Requirements...........................................11
      1. Authorized Broker-Dealer Requirements................................12
      2.  Authorized Broker-Dealer Exceptions.................................12
      3.  Trade Reporting Requirements for Exception Accounts.................13
      4.  Personal and Family Member Accounts.................................13
      5.  Reportable Securities Transactions..................................14
      6. Confidentiality of Trading Information...............................14
      7.  Additional Requirements.............................................14

III. POLICY AND RESTRICTIONS FOR PERSONAL TRADING IN SECURITIES
ISSUED BY PRUDENTIAL BY DESIGNATED PERSONS....................................15
   A.  Designated Persons.....................................................15
   B. Specific Trading Requirements...........................................15
      1.  Brokerage Account Requirements for Designated Persons...............16
      2.  Trade Reporting Requirements for Accounts with
            Non-Authorized Broker-Dealers.....................................16
      3.  Trading Windows/Blackout Periods....................................16
      4.  Preclearance of Trading in Securities Issued by Prudential..........17
      5.  Prohibited Transactions.............................................17
      6.  PESP................................................................17
   C. Supervisory Responsibilities............................................17
   D. Violations to the Policy................................................18

IV.  TRADING RESTRICTIONS FOR ASSOCIATES OF BROKER-DEALERS....................19
   A.  Trade Monitoring for Associates of Pruco Securities
   Corporation and Prudential Investment Management Services, LLC.............19
      1.  Notification Requirements for Personal Securities Accounts..........19
      2.  Annual Compliance Training and Sign-off.............................20
   B.  Restrictions on the Purchase and Sale of
   Initial Equity Public Offerings............................................20
   C. Private Securities Transactions.........................................21

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   D.  Additional Restrictions for PEG Associates.............................21

V. TRADING RESTRICTIONS FOR PORTFOLIO MANAGEMENT AND TRADING UNITS............22
   A. Definitions.............................................................22
   B. Mutual Fund Reporting and Trading Restrictions..........................23
      1. Mutual Fund Holding Period...........................................23
      2. Policies Relating to Reporting and Trading Mutual Funds..............24
   C. Additional Trading Restrictions.........................................24
      1.  Initial Public Offerings............................................25
      2.  Private Placements..................................................25
      3.  Blackout Periods -- "7 Day Rule"....................................25
      4.  Short-Term Trading Profits..........................................26
      5.  Short Sales.........................................................26
      6.  Options.............................................................26
      7.  Investment Clubs....................................................26
   D. Preclearance............................................................26
   E. Exemptions..............................................................27
      1.  Ineligible securities...............................................27
      2.  Exercise of rights issued by issuer.................................27
      3.  De minimis trades...................................................27
      4.  Discretionary accounts..............................................27
      5.  Index options.......................................................28
      6.  Unit investment trusts and open-end mutual funds....................28
      7.  Non-volitional transactions and dividend
        reinvestment plans....................................................28
      8.  Exceptions by prior written approval................................28
      9.  Automatic Investment/Withdrawal Programs
             and Automatic Rebalancing........................................28
   F. Personal Trade Reporting................................................28
   G. Personal Securities Holdings............................................28
   H. Service as a Director...................................................29
   I. Gifts...................................................................29
   J. Code Violations and Sanctions...........................................29
   K. Reports to Clients......................................................29
   L. Conflicts of Interest...................................................30

VI. TRADING RESTRICTIONS OF PRIVATE ASSET MANAGEMENT UNITS....................31
   A. Private Side Monitored List.............................................31
   B. Investment Clubs........................................................32
   C. Additional Restrictions for Certain Units...............................32
      1. Real Estate Units....................................................32
      2. Prudential Capital Group.............................................32

VII. POLICY FOR PRUDENTIAL EQUITY GROUP, INC..................................33
   A. Associated Persons' Securities Accounts.................................33
      1. Trade Monitoring at PEG..............................................33
   B. Definition of  "Employee Account" and "Employee Related Account"........33
   C. Investment Clubs........................................................34
   D. Personal Trading Restrictions...........................................34
      1. Purchases of Public Equity Offerings.................................34
      2. Private Securities Transactions......................................34
      3. Annual Compliance Training...........................................34

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      4. 24 - Hour Research Report Restriction................................34
   E. Restricted List.........................................................35
   F. Additional Trading Restrictions for Certain PEG  Departments............35
      1. Trading Restrictions.................................................35
      2. Preclearance Procedures..............................................35

EXHIBITS......................................................................36
   Exhibit 1 - Sample Letter to Brokerage Firm................................36
   Exhibit 3 - Compliance and Reporting of Personal Transactions..............38
   Exhibit 4 - Index Options On a Broad-Based Index...........................40
   Exhibit 5 - Personal Securities Holdings Report............................41
   Exhibit 6 -- Section 16 Insiders and Designated
     Persons Preclearance Request Form........................................42
   Comments:
   Exhibit 7 -- Non Proprietary Subadvised Mutual Funds.......................43
   Exhibit 7 -- Non Proprietary Subadvised Mutual Funds.......................44

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I. PRUDENTIAL'S POLICY STATEMENT ON INSIDER TRADING

Prudential aspires to the highest standard of business ethics. Accordingly, Prudential has developed the following standards and requirements to ensure the proper protection of material nonpublic information and to comply with laws and regulations governing insider trading.

A. USE OF MATERIAL NONPUBLIC INFORMATION

In the course of your work at Prudential, you may receive or have access to material nonpublic information about Prudential or other public companies. Company policy, industry practice and federal and state laws establish strict guidelines regarding the use of material nonpublic information.

..       You may not use material nonpublic information, obtained in the course of your employment, for your personal gain or share such information with others for their personal benefit;

..       You must treat as confidential all information that is not publicly disclosed concerning Prudential's financial information and key performance drivers, investment activity or plans, or the financial condition and business activity of Prudential or any company with which Prudential is doing business; and

..       If you possess material nonpublic information, you must preserve its confidentiality and disclose it only to other associates who have a legitimate business need for the information.

Under federal securities law, it is illegal to buy or sell a security while in possession of material nonpublic information relating to the security./1/ It is also illegal to "tip" others about inside information. In other words, you may not pass material nonpublic information about an issuer on to others or recommend that they trade the issuer's securities.

Insider trading is an extremely complex area of the law principally regulated by the Securities and Exchange Commission ("SEC"). If you have any questions concerning the law or a particular situation, you should consult with the Securities Monitoring Unit, Compliance Department or the Law Department. If you believe that you may have material nonpublic information about a public company obtained in the course of your position, or if you are in a portfolio or asset management unit and you believe you may have material nonpublic information regardless of the source, you should notify your Chief Compliance Officer or the Securities Monitoring Unit so that the securities can be monitored and/or placed on a restricted list as appropriate.

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/1/     In some circumstances, additional elements may be required for there to be a violation of law, including scienter and breach of a duty.

                                       6

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B. PRUDENTIAL INSIDER TRADING RULES

Below are three rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject you to severe penalties described in Section H. Violations of these rules also may result in discipline by Prudential up to and including termination of employment.

(1) You may not buy or sell securities issued by Prudential or any other public company if you are in possession of material nonpublic information relating to those companies. This restriction applies to transactions for you, members of your family, Prudential or any other person for whom you may buy or sell securities. In addition, you may not recommend to others that they buy or sell that security.

(2) If you are aware that Prudential is considering or actually trading any security for any account it manages, you must regard that as material nonpublic information. Accordingly, you may not make any trade or recommendation involving that security, until seven calendar days after you know that such trading is no longer being considered or until seven calendar days after Prudential ceases trading in that security./2/

(3) You may not communicate material nonpublic information to anyone except individuals who are entitled to receive it in connection with the performance of their responsibilities for Prudential (i.e., individuals with a "need to know").

C. WHAT IS NONPUBLIC INFORMATION?

Nonpublic information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, on the television, on the radio, or in a publicly disseminated disclosure document (such as a proxy statement or prospectus), you may consider the information to be public. If the information is not available in the general media or in a public filing, you should consider it to be nonpublic. Neither partial disclosure (disclosure of part of the information), nor the existence of rumors, is sufficient to consider the information to be public. If you are uncertain as to whether information is nonpublic, you should consult your Chief Compliance Officer, the Securities Monitoring Unit or the Law Department.

While you must be especially alert to sensitive information, you may consider information received directly from a designated company spokesperson to be public information unless you know or have reason to believe that such information is not generally available to the investing public. An associate working on a private securities transaction who receives information from a company representative regarding the transaction should presume that the information is nonpublic.

Example:

When telling a Prudential analyst certain information about the company, a company representative gives indication that the information may be nonpublic by saying "This is

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/2/     For restrictions applicable to PEG trading department associates, see
        Section VII.

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not generally known but . . ." In such a situation, the analyst should assume that the information is nonpublic.

D. WHAT IS MATERIAL INFORMATION?

There is no statutory definition of material information. You should assume that information is material if an investor, considering all the surrounding facts and circumstances, would find such information important in deciding whether or when to buy or sell a security. In general, any nonpublic information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether nonpublic information is material, you should consult the Law Department, the Securities Monitoring Unit or your Chief Compliance Officer.

Material information may be about Prudential or another public company.

Examples:

..       Information about a company's earnings or dividends (e.g., whether earnings will increase or decrease);

..       Information about a company's physical assets (e.g., an oil discovery, a fire that destroyed a factory, or an environmental problem);

..       Information about a company's personnel (e.g., a valuable employee leaving or becoming seriously ill);

..       Information about a company's pension plans (e.g., the removal of assets from an over-funded plan or an increase or decrease in future contributions);

..       Information about a company's financial status (e.g., financial restructuring plans or changes to planned payments of debt securities);
        or

..       Information about a merger, acquisition, tender offer, joint venture or similar transaction involving the Company generally should be considered material.

Information may be material even though it may not be directly about a company (e.g., if the information is relevant to that company or its products, business, or assets).

Examples:

..       Information that a company's primary supplier is going to increase dramatically the prices it charges; or

..       Information that a competitor has just developed a product that will cause sales of a company's products to plummet.

Material information may also include information about Prudential's activities or plans relating to a company unaffiliated with Prudential.

Example:

Information that Prudential is going to enter into a transaction with a company, such as, for example, awarding a large service contract to a particular company.

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E. "FRONT-RUNNING" AND "SCALPING"

Trading while in possession of information concerning Prudential's trades is prohibited by Prudential's insider trading rules and may also violate federal law. This type of trading activity is referred to as "front running" and "scalping".

Front running occurs when an individual, with knowledge of Prudential's trading intentions, knowingly makes a trade in the same direction as Prudential just before Prudential makes its trade. Examples include buying a security just before Prudential buys that security (in the expectation that the price may rise based on such purchase) or selling a security just before Prudential sells such security (in the expectation that such sale will lead to a drop in price).

Scalping is making a trade in the opposite direction just after Prudential's trade, in other words, buying a security just after Prudential stops selling such security or selling just after Prudential stops buying such security.

Example:

Prudential is planning to sell a large position in ABC Co. If you sell ABC Co. securities ahead of Prudential in expectation that the large sale will depress its price, you are engaging in front running. If you purchase ABC Co. securities after Prudential has completed its sale to take advantage of the temporary price decrease, you are engaging in scalping.

F. PRIVATE SECURITIES TRANSACTIONS

The antifraud provisions of the federal securities laws apply to transactions in both publicly traded securities and private securities. However, the insider trading laws do not prohibit private securities transactions where both parties to the transaction have possession of the same material nonpublic information.

G. CHARITABLE GIFTS

If you are in possession of material nonpublic information concerning a security you hold, you may not gift the security to a charitable institution and receive a tax deduction on the gift.

H. PENALTIES FOR INSIDER TRADING/3/

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/3/     In addition to the penalties listed in this section, Prudential and/or
        Prudential associates could be subject to penalties under the Employee Retirement Income Security Act of 1974 (ERISA) if the insider trading occurs in connection with an ERISA plan's investment.

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1.  PENALTIES FOR INDIVIDUALS

Individuals who illegally trade while in possession of material nonpublic information or who illegally tip such information to others may be subject to severe civil and criminal penalties including disgorgement of profits, substantial fines and imprisonment. Employment consequences of such behavior may include the loss or suspension of licenses to work in the securities industry, and disciplinary action by Prudential up to and including termination of employment.

2.  PENALTIES FOR SUPERVISORS

The law provides for penalties for "controlling persons" of individuals who commit insider trading. Accordingly, under certain circumstances, supervisors of an associate who is found liable for insider trading may be subject to criminal fines up to $1 million per violation, civil penalties and fines, and discipline by Prudential up to and including termination of employment.

3.  PENALTIES FOR PRUDENTIAL

Prudential could also be subject to penalties in the event an associate is found liable for insider trading. Such penalties include, among others, harsh criminal fines and civil penalties, as well as, restrictions placed on Prudential's ability to conduct certain business activities including broker-dealer, investment adviser, and investment company activities.

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II. SECURITIES TRADE MONITORING FOR COVERED AND ACCESS PERSONS

A. THE "SMARTS" SYSTEM

Federal Law requires all broker-dealers and investment advisers to establish procedures to prevent insider trading by their associates. In addition, the Federal Sentencing Guidelines require companies to establish reasonable procedures to prevent and detect violations of the law. To comply with these and other similar laws and rules, Prudential has developed the Personal Securities Trading Policy to prevent the misuse of material nonpublic information about Prudential or other public companies. All employees are held to the general principles of the Policy to ensure the proper use of material nonpublic information.

However, certain employees are required to have their personal trading activities monitored and may be subject to additional restrictions. Prudential has established a program to monitor the personal securities trading of associates with routine access to nonpublic corporate information about Prudential or any external public company, portfolio management activities, or other sensitive information. These individuals are required to have their personal securities transactions monitored in the securities trade monitoring system known as "SMARTS" (Securities Monitoring Automated Reporting and Tracking System).

B. COVERED AND ACCESS PERSONS

Certain employees are classified as "Covered" or "Access" Persons (as defined below). These individuals are categorized based on the information to which they have access. Covered and Access Persons are required to conform to the authorized broker-dealer requirements (discussed below).

"Access Persons" - Associates who work in or support portfolio management activities. See Section V for specific requirements.

"Covered Persons" - Associates, other than Access Persons, who may have access to material nonpublic information about external public companies or those individuals who have a regulatory obligation to be monitored.

If you are unsure as to whether you are an Access or Covered Person, contact your Chief Compliance Officer or the Securities Monitoring Unit. /4/

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/4/     PEG monitors the personal trading of its associates in conformity with applicable NYSE and NASD rules, through its own process utilizing SMARTS technology. See Section VII.

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C.  TRADE REPORTING REQUIREMENTS

1. AUTHORIZED BROKER-DEALER REQUIREMENTS

Covered and Access Persons are required to maintain personal brokerage accounts at an authorized broker-dealer. The authorized firms are Wachovia Securities (for accounts that were previously maintained at Prudential Securities), Pruco Securities, Charles Schwab, E*TRADE, Fidelity Investments, and Merrill Lynch. Covered and Access Persons can find information about each firm through the authorized broker-dealer website at http://njplazx51/authorizedbrokerdealers. The account types that are subject to the authorized broker-dealer requirements are listed below in Section C. 4.

Prudential Financial, Inc. securities held at EquiServe Trust Company, N.A. are not required to be transferred.

New Associates who are subject to this requirement will be required to transfer accounts to an authorized broker-dealer within 60 days of becoming a Covered and/or Access Person. Associates must instruct their brokers to send trading activity (written confirmations and statements) to the Securities Monitoring Unit while they are in the process of transferring their accounts. A sample letter to a brokerage firm is provided as Exhibit 1 to this Policy.

2.  AUTHORIZED BROKER-DEALER EXCEPTIONS

Exceptions to the authorized broker-dealer requirement are limited and should be submitted to the Chief Compliance Officer responsible for your business unit who will submit the request to the appropriate Business Unit or Corporate Department Executive at the Senior Vice President level or above for review. Documentation for all exceptions must be forwarded to your business unit compliance officer for review. Exceptions will be evaluated on a case-by-case basis based on the following criteria:

..       Accounts held jointly with or accounts for spouses who are subject to the same type of personal trading requirements that pre-date this policy (June 27, 2002) or that were established prior to being subject to this policy.

..       Accounts in which the employee has a formal investment management agreement that provides full discretionary authority to a third party money manager. A copy of the management agreement must be submitted to the business unit compliance officer.

..       Blind trusts and family trusts. A copy of the trust agreement must be submitted to the business unit compliance officer.

..       Accounts for international employees in locations where there is no local presence or access to one of these firms.

..       Accounts holding non-transferable securities that may not, due to their nature, be liquidated without undue hardship to the employee (new purchases generally will not be permitted.)

..       Direct stock purchase or dividend reinvestment plans that are established directly with a public company.

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3.  TRADE REPORTING REQUIREMENTS FOR EXCEPTION ACCOUNTS

If you are granted an exception to the authorized broker-dealer requirement, you must direct the brokerage firm(s) that maintains your securities account(s) to send duplicate copies of your trade confirmations and account statements ("trading activity") to the Securities Monitoring Unit. A sample letter to a brokerage firm is provided as Exhibit 1 to this Policy. Remember, accounts maintained at Wachovia Securities (for accounts that were previously maintained at Prudential Securities), Pruco Securities, Charles Schwab, E*TRADE, Merrill Lynch, and Fidelity Investments are exempt from this requirement./5/

4.  PERSONAL AND FAMILY MEMBER ACCOUNTS

You are required to maintain in the manner described above, all securities accounts in which you have a beneficial interest, including the following:

(1)     Personal accounts;

(2)     Accounts in which your spouse has beneficial interest;

(3) Accounts in which your minor children or any dependent family member has a beneficial interest;

(4) Joint or tenant-in-common accounts in which you are a participant; (5) Accounts for which you act as trustee, executor or custodian;

(6) Accounts over which you exercise control or have any investment discretion; and

(7) Accounts of any individual to whose financial support you materially contribute./6/

Accounts restricted solely to the purchase and sale of mutual funds and/or 529 College Savings Plans are not subject to the Policy and do not require disclosure./7/ However, if the account may trade other securities, it is subject to the Policy even if it holds only mutual funds.

All monitored associates are required to complete and sign an annual Acknowledgment Form, attached as Exhibit 2, identifying and listing the location of all reportable brokerage accounts, including those held at authorized broker-dealers and those held at non-authorized firms. For the latter, your signature on the Acknowledgement Form will confirm that you have instructed all brokers for such accounts to send duplicate copies of account statements and trade confirmations to the Securities Monitoring Unit.

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/5/     Information concerning securities transactions at the authorized broker-dealers is fed by computer link directly to Prudential's trade monitoring system, SMARTS.

/6/ For example, this would include individuals with whom you share living expenses, bank accounts, rent or mortgage payments, ownership of a home, or any other material financial support.

/7/ Investment Personnel and Access Persons are subject to certain trading restrictions and reporting requirements with respect to mutual fund transactions and holdings. See Section V.B.

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Acknowledgment forms, which are supplied to you electronically by the Securities
Monitoring Unit, must be completed annually./8/

5.  REPORTABLE SECURITIES TRANSACTIONS

In general, all securities transactions are reportable by Access and Covered Persons except for purchases and sales of variable insurance products (including annuities), certificates of deposit and certain United States government securities. In addition, Covered Persons are not required to report purchases and sales of open-end mutual funds. However, Access Persons must report transactions and holdings of certain open-end mutual funds as described in
Section V. The chart attached as Exhibit 3 identifies the personal securities transactions that are reportable.

6. CONFIDENTIALITY OF TRADING INFORMATION

The Securities Monitoring Unit is responsible for maintaining SMARTS, and recognizes that your investment records are highly confidential. Accordingly, the Securities Monitoring Unit follows careful procedures for the collection and review of associate trading information to ensure that such records are kept in the strictest confidence. Other than exception reports, which are reviewed by business unit heads and business unit compliance personnel, the only persons who have access to this information are a small group within the Compliance Department.

7.  ADDITIONAL REQUIREMENTS

Additional information and guidance can be found in the following Sections:

Requirements for Designated Person - Section III.
Requirements for Associates of Broker Dealers - Section IV.
Requirements for Portfolio Management Units - Section V.
Requirements for Private Asset Management Units - Section VI.
Requirements for associates of PEG - Section VII.

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/8/     The Securities Monitoring Unit administers the processing of annual acknowledgment forms. If you are a reporting associate, and have not completed an acknowledgment form, please contact the Securities Monitoring Unit.

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III. POLICY AND RESTRICTIONS FOR PERSONAL TRADING IN SECURITIES ISSUED BY
PRUDENTIAL BY DESIGNATED PERSONS

This Section specifically addresses the requirements for those associates who have routine access to material nonpublic information about Prudential. These requirements are consistent with policies of leading financial service firms. Specific policies and procedures relating to Section 16 Insiders are addressed in a separate policy statement, which is available through the Securities Monitoring Unit.

A.  DESIGNATED PERSONS

A "Designated Person" is an employee who, during the normal course of his or her job, has routine access to material nonpublic information about Prudential, including information about one or more business units or corporate level information. Employees at the corporate rank of Executive Vice President ("EVP") and above are deemed to be Designated Persons. Direct reports to each Vice Chairman and EVP and their direct reports are also deemed to be Designated Persons.

The Vice Presidents ("VP's") of Finance for each business unit must identify additional employees in each unit who, regardless of level, have routine access to material nonpublic information about Prudential. It is the responsibility of the VPs of Finance to notify the Securities Monitoring Unit of any changes to this list.

Finally, management of all other business groups and corporate departments are required to identify and inform the Securities Monitoring Unit of any additional employees, who through the performance of their jobs, have regular access to material nonpublic information.

Employees who have been classified as a Designated Person, but believe that they do not have access to material nonpublic information, may request an exception to this requirement. Requests should be forwarded to the Securities Monitoring Unit, who in consultation with the Law Department, will review and facilitate the request. Certain exceptions must be approved by Prudential's General Counsel.

B. SPECIFIC TRADING REQUIREMENTS

All employees are prohibited from trading securities issued by Prudential while in possession of material nonpublic information regarding the Company. All employees are also prohibited from selling short including "short sales against the box" and from participating in any options transactions on any securities issued by Prudential. Employees are also discouraged from engaging in speculative transactions in securities issued by Prudential and are encouraged to hold Prudential securities for long-term investment.

Designated Persons are required to preclear all transactions in Company securities prior to execution through the Securities Monitoring Unit. This requirement excludes

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transactions in Prudential mutual funds and annuities. Trades will be approved only during open "trading windows." Designated Persons are also subject to the general prohibition relating to short sales and options transactions. These restrictions apply to all accounts in which a Designated Person has a direct or indirect beneficial interest including, but not limited to, accounts for spouses, family members living in your household, and accounts for which the Designated Person or his/her family member exercises investment discretion.

1.  BROKERAGE ACCOUNT REQUIREMENTS FOR DESIGNATED PERSONS

Designated Persons are required to hold and trade Prudential Financial, Inc. common stock and related equity derivative securities ("PRU") only at an authorized broker-dealer. The authorized firms are Wachovia Securities (for accounts that were previously maintained at Prudential Securities), Pruco Securities, Charles Schwab, E*TRADE, Fidelity Investments, and Merrill Lynch.

Designated Persons can access information about each firm through the authorized broker-dealer website at http://njplazx51/authorizedbrokerdealers.

This requirement applies to accounts for you, your family members, or accounts in which you have a beneficial interest or over which you have trading authority. See Section II.C.4. for a complete list of applicable accounts. You may still maintain your accounts at non-authorized broker-dealers for your non-PRU positions, however those accounts are still subject to Prudential's monitoring procedures outlined below in Section B.2.

While PRU stock held by you at EquiServe Trust Company, N.A., ("EquiServe") is subject to the provisions of this Policy (e.g., transactions are subject to preclearance and trading window requirements), Designated Persons are not required to transfer PRU positions held at EquiServe to an authorized broker-dealer.

2.  TRADE REPORTING REQUIREMENTS FOR ACCOUNTS WITH NON-AUTHORIZED BROKER-DEALERS

Designated Persons who maintain brokerage accounts with brokerage firms (for their non-PRU positions) other than the authorized broker-dealers listed in Section B.1. above, must direct the brokerage firm(s) to send duplicate copies of trade confirmations and account statements to the Securities Monitoring Unit./9/ A sample letter to a brokerage firm is provided as Exhibit 1 to this Policy.

3.  TRADING WINDOWS/BLACKOUT PERIODS

Designated Persons are permitted to trade in securities issued by Prudential only during open trading windows. Approximately 24 hours after the Company releases its quarterly earnings to the public, the trading window generally opens and generally will remain open until approximately two weeks before the end of each quarter. In addition, the Company may notify Designated Persons regarding unscheduled blackout periods. For example, in the event the Company decides to make an unscheduled announcement

----------
/9/ Information concerning securities transactions at the authorized broker-dealers is fed by computer link directly to SMARTS. For accounts held at unauthorized firms, the Securities Monitoring Unit must receive paper copies of all confirms and monthly statements.

(e.g., a pre quarter-end earnings estimate), Prudential may restrict trading activity during a normally permissible trading window. The Securities Monitoring Unit will notify Designated Persons of the opening of trading windows and the commencement of blackout periods.

4.  PRECLEARANCE OF TRADING IN SECURITIES ISSUED BY PRUDENTIAL

Designated Persons are required to preclear all transactions in securities issued by Prudential through the Securities Monitoring Unit. Designated Persons should submit requests electronically through the SMARTS Preclearance Intranet site. Designated Persons will be sent a link to the Preclearance site from the Securities Monitoring Unit, and a link is also available from the Compliance Department's Intranet site. All approved transactions are valid until the close of business on the day in which preclearance is granted. Therefore, Designated Persons may not enter into "good until cancelled" or "limit" orders involving Prudential securities that carry over until the next trading day. (See Exhibit 6 for sample SMARTS Preclearance Request Form.)

Transactions that require preclearance include, but are not limited to, the following:

..       Open market transactions through a broker/dealer; o Prudential securities transactions executed in EquiServe accounts;

..       Gifts received or given;

..       Stock option, restricted stock and performance share plan exercises; and

..       Prudential Employee Savings Plan ("PESP") and Deferred Compensation Plan
        Company Stock Fund transactions. Purchases through automatic payroll deductions need only be precleared at the time the election is made. Preclearance requests for automatic payroll elections will only be accepted during open trading windows.

5.  PROHIBITED TRANSACTIONS

All employees are prohibited from selling short including "short sales against the box" and from participating in any options transactions on any securities issued by Prudential. In addition, Designated Persons are prohibited from exercising their employee stock options during a blackout period, regardless of whether the transaction involves the sale of Prudential securities. As a result, controls have been established to prevent option exercises during closed trading windows.

6.  PESP

Certain controls have been established to prevent trading activity in PESP during closed trading periods. PESP transactions that are blocked include exchanges, deferral rate and allocation changes, loans and distributions. Remember, it is the Designated Person's obligation to comply with this Policy including the preclearance and trading window requirements. If a blocking system fails, the employee will be responsible for the exception to the Policy.

C. SUPERVISORY RESPONSIBILITIES

The VP's of Finance, in conjunction with the Business Unit and Department Heads or their designees, are responsible for identifying changes to the Designated Persons list in their areas and informing the Securities Monitoring Unit, and, with the Securities Monitoring Unit, facilitating employee understanding of and conformity with this Policy. The trade monitoring process is conducted by the Securities Monitoring Unit with matters brought to the attention of Business Unit/Department Head management as needed.

D. VIOLATIONS TO THE POLICY

Violations or other exceptions to this policy including the preclearance and trading window requirements are reviewed by the Designated Persons Personal Trading Policy Committee. Policy violations or exceptions that may result in disciplinary action, other than an educational reminder, will be resolved with the employee's supervisor. Individuals who do not comply with the Policy are subject to disciplinary action up to and including termination of employment.

IV.  TRADING RESTRICTIONS FOR ASSOCIATES OF BROKER-DEALERS

A. TRADE MONITORING FOR ASSOCIATES OF PRUCO SECURITIES CORPORATION AND PRUDENTIAL INVESTMENT MANAGEMENT SERVICES, LLC.

Pruco Securities Corporation ("Pruco") is a full service broker-dealer whose business is limited to the facilitation of non-solicited customer orders of general securities and the distribution of investment company and variable contract products. Prudential Investment Management Services LLC. ("PIMS") and American Skandia Marketing, Incorporated ("American Skandia") are a full service broker-dealers whose primary business is restricted to the facilitation of customer orders in and distribution of Prudential mutual funds, annuities, and 529 plan interests.

Unlike Prudential units that participate in the Personal Trade Monitoring System, the nature and scope of Pruco's, PIMS', and American Skandia's business is such that their associates do not have access to material nonpublic information concerning publicly traded securities through their employment./10/ Accordingly, Pruco, PIMS and American Skandia associates are generally not required to participate in SMARTS. However, pursuant to SEC and NASD regulations, Pruco and PIMS Registered Representatives must comply with the following reporting requirements: /11/

1.  NOTIFICATION REQUIREMENTS FOR PERSONAL SECURITIES ACCOUNTS

In accordance with NASD Rule 3050, Pruco and PIMS Registered Representatives ("Registered Representatives") must notify Pruco/PIMS, in writing, prior to opening an account at another broker-dealer, and must notify Pruco/PIMS of any accounts opened prior to becoming a Pruco/PIMS Registered Representative. Registered Representatives must also notify broker-dealers, prior to opening such accounts, that they are Registered Representatives of Pruco/PIMS. However, if the account was established prior to the association of the person with Pruco/PIMS, the Registered Representative must notify the broker-dealer in writing promptly after becoming so associated.

These notification requirements apply to all personal securities accounts of Registered Representatives and any securities accounts over which they have discretionary authority.

Registered Representatives are not required to report accounts that are limited to the following types of investments: (1) mutual funds; (2) variable life and variable annuity contracts; (3) unit investment trusts; (4) certificates of deposit; (5) 529 Plans; and (6) money market fund accounts./12/

----------
/10/ Certain PIMS personnel employed by portfolio management units may be subject to the personal securities trading restrictions set forth in
        Section V. due to their association with portfolio management activities in addition to the restrictions set forth in this Section.

/11/ American Skandia associated persons follow policies and procedures outlined in American Skandia's compliance manual that are generally consistent with the requirements of this Section.

/12/ Associated persons who are also Access Persons are required to report certain mutual fund transactions and holdings as described in Section V.

2.  ANNUAL COMPLIANCE TRAINING AND SIGN-OFF

The NASD/NYSE Joint Memorandum on Chinese Wall Policies and Procedures (NASD Notice to Members 91-45) provides that firms that do not conduct investment banking research or arbitrage activities still must have "reasonable procedures for the education and training of its associates about insider trading" in order to be in compliance with ITSFEA. Consistent with this Notice, Pruco/PIMS includes a statement concerning insider trading in its annual Compliance Overview. Annually, all Registered Representatives are required to sign a statement affirming that they have read and understand Pruco's/PIMS' policy concerning insider trading as described in the Insurance Division or the PIMS Compliance Manual and as set forth in Prudential's Policy Statement On Insider Trading contained in Section I of this Policy.

B.  RESTRICTIONS ON THE PURCHASE AND SALE OF INITIAL EQUITY PUBLIC OFFERINGS

NASD Rule 2790 prohibits broker-dealers from purchasing or retaining "new issues" in their own accounts and from selling new issues to a restricted person. Restricted persons are defined as directors, officers, general partners, employees, associated persons and agents engaged in the investment banking or securities business of any broker-dealer. "New Issues" are any initial public offerings of an equity security.

These basic prohibitions also cover sales of new issues to accounts in which any restricted person may have a beneficial interest and, with limited exceptions, to members of the immediate family of such persons. A Restricted Person is permitted to have an interest in an account that purchases new issues (i.e., collective investment accounts including hedge funds, investment partnerships, investment corporations, etc.) provided that the beneficial interests of all restricted persons do not in aggregate exceed 10% of the total account.

The overall purpose of this prohibition is to protect the integrity of the public offering process by requiring that NASD members make a bona-fide public distribution of securities by not withholding such securities for their own benefit or using the securities to reward other persons who are in a position to direct future business to the firm.

To ensure compliance with this Rule, associated persons of Prudential's broker-dealers are prohibited from purchasing securities in any public offerings of equity securities. This prohibition includes all associates of Prudential's broker-dealers including PIMS, PRUCO, American Skandia and PEG (See Section VII for a full discussion of requirements and restrictions applicable to PEG associates.)

The policy applies to all public offerings of equity securities, whether or not the above broker-dealers are participating in the offering. There are no prohibitions on purchases of public offerings of, investment grade asset-backed securities, open-end mutual funds, preferred securities, convertible securities or any debt securities, including but not limited to municipal or government securities.

WHICH ACCOUNTS ARE RESTRICTED:

Accounts of all persons associated with the above broker-dealers and their immediate families are restricted from purchasing equity public offerings of securities. The term "immediate family" includes parents, mother-in-law, father-in-law, spouse, siblings, brother-in-law, sisters-in-law, children and their spouses, or any other person who is supported (directly or indirectly) to a material extent by the associated person.

The prohibition does not apply to sales to a member of the associate's immediate family who is not supported directly or indirectly to a material extent by the associate, if the sale is by a broker-dealer other than that employing the restricted person and the restricted person has no ability to control the allocation of the new issue. For information on this exception, please contact your broker-dealer compliance officer.

C. PRIVATE SECURITIES TRANSACTIONS

In accordance with NASD Rule 3040, all associates of PIMS, Pruco and PEG must notify their broker-dealer, in writing, and obtain written approval from the broker-dealer, prior to engaging in any private securities transaction. Private securities transactions include, but are not limited to, transactions in unregistered offerings of securities, and purchases or sales of limited partnership interests.

Such notification should be made to the compliance officer for the broker-dealer or the compliance officer's designee who will be responsible for approving private securities transactions. This notification requirement does not apply to those trades for which duplicate confirmations are provided by the executing broker. For associates who are subject to preclearance, the preclearance form will satisfy the notification requirement.

D.  ADDITIONAL RESTRICTIONS FOR PEG ASSOCIATES

PEG associates are subject to certain additional personal trading restrictions, which are set forth in Section VII.

V. TRADING RESTRICTIONS FOR PORTFOLIO MANAGEMENT AND TRADING UNITS

Rule 17(j) under the Investment Company Act of 1940 requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.

In light of the adoption of Rule 17(j) and the growing concern that the mutual fund industry needed to police itself, the Investment Company Institute ("ICI"), an industry group, assembled a blue ribbon panel and, in 1994, issued a report setting forth a series of recommendations concerning personal trading by investment personnel. These recommendations, known as the "ICI rules", have been praised by the SEC, and have been adopted by the majority of the asset management industry associated with U.S. registered investment companies.

It is the duty of all Access Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with Prudential's customers or shareholders. In addition, it is the responsibility of each Access Person to comply with all applicable Federal Securities Laws. In keeping with our ethical standards and the practices of the industry leaders, Prudential has adopted the ICI rules for all of its portfolio management units. The ICI rules concerning personal trading are set forth below and are applicable to these portfolio management units and certain associates outside the specific business unit who provide direct support to these units./13/ In addition, the ICI rules, with certain exceptions, have also been adopted for other investment management units within Prudential including, for example, Prudential Investments LLC./14/

A. DEFINITIONS

The following terms are defined for purposes of this policy:

..       "Access Persons" are employees or officers of a mutual fund or investment adviser, who, in connection with their normal responsibilities, make, participate in, or obtain

----------
/13/ Certain PIMS personnel employed by portfolio management units may be subject to the personal securities trading restrictions set forth in this section due to their association with portfolio management activities in addition to the restrictions set forth in Section IV.

/14/ Certain individuals of Prudential Investments with access to material nonpublic information, including portfolio trading activity, are subject to this Section. In addition, employees of Prudential Investments who are not deemed Access Persons may still be subject to personal trade monitoring due to their specific job responsibilities and the information to which they have access. In addition, certain international units may also be subject to the requirements of this Section. Individuals should consult the applicable business unit compliance officer for additional information.

        current or pending information regarding the purchase or sale of a security by the Complex (Complex defined below)./15/

..       "Investment personnel" are Access Persons who are portfolio managers, analysts, traders, or certain other individuals as designated by the compliance officer. (For restrictions applicable to PEG Trading Desk personnel, see Section VII).

..       A "pending buy or sell order" exists when a decision to purchase or sell a security has been made and communicated.

..       The "Complex" includes all portfolios managed by the business unit or group of units to which an individual is deemed to have access.

B. MUTUAL FUND REPORTING AND TRADING RESTRICTIONS

Investment Personnel and Access Persons are prohibited from market timing any proprietary mutual funds, as well as non-proprietary funds subadvised by Prudential, and must comply with any trading restrictions established by Prudential and its clients to prevent market timing of these funds.

To deter the market timing in proprietary and non-proprietary funds subadvised by Prudential, Investment Personnel and certain officers of Prudential Investment Management ("PIM") and Prudential Investments LLC ("PI") are required to hold any proprietary or non-proprietary subadvised mutual funds for a period of 90 days. Investment Persons and Access Persons are also required to report mutual fund transactions covered under this policy as described below.

1. MUTUAL FUND HOLDING PERIOD

Investment Personnel and certain PIM and PI employees are required to hold proprietary and non-proprietary subadvised mutual funds, excluding money market funds, purchased for a period of 90 days./16/ Proprietary funds include JennisonDryden, Strategic Partners, Target, and American Skandia Advisor Funds ("American Skandia Funds"). Non-proprietary subadvised funds are defined in
Exhibit 7. Specifically, Investment Personnel and certain PIM and PI employees are prohibited from executing a purchase and a sale of the same proprietary or non-proprietary subadvised mutual fund during any 90-day period./17/ This restriction applies to accounts for which Investment Personnel and certain PIM and PI employees have a direct or indirect beneficial interest, including household members. See Section II.C.4. Profits realized on such transactions

----------
/15/ Officers listed on PI's Form ADV and mutual fund officers are also classified as Access Persons.

/16/ PIM and PI employees will be identified by the President of PIM in consultation with the PIM Chief Compliance Officer. The PIM Chief Compliance Officer will be responsible for maintaining the list and submitting any changes to the Securities Monitoring Unit.

/17/ For the Prudential Employee Savings Plan and the Jennison Associates Savings and Pension Plans, only exchanges of proprietary and non-proprietary subadvsied funds are subject to the 90-day holding period. Purchases due to automatic payroll deductions and company match and automatic rebalancing transactions are exempt from this requirement.

must be disgorged to the applicable mutual fund or client, or as otherwise deemed appropriate by the Committee./18/

2. POLICIES RELATING TO REPORTING AND TRADING MUTUAL FUNDS

Access Persons are required to report all transactions of proprietary and non-proprietary subadvised mutual funds. This requirement applies to accounts for which Access Persons have a direct or indirect beneficial interest, including household members. See Section II.C.4.

Access Persons may hold and trade proprietary and non-proprietary subadvised mutual funds only through one of the authorized broker/dealers, directly with Prudential Mutual Fund Services ("PMFS"), the Prudential Employee Savings Plan ("PESP"), or the Jennison Associates ("Jennison") Savings and Pension Plans./19/ However, non-proprietary subadvised funds may be traded directly with the fund provided that duplicate account statements and trade confirmations are sent directly to the Securities Monitoring Unit, Compliance Department. For non-proprietary subadvised funds, Access Persons must notify fund complexes within 60 days of receipt of this policy requesting that duplicate statements and confirmations be forwarded to the Securities Monitoring Unit. Investment elections or transactions executed in the executive deferred compensation plans are not subject to this requirement./20/

Investment Personnel and Access Persons must notify the Securities Monitoring Unit of any mutual fund accounts, including accounts of all household members, held directly with the fund for all non-proprietary subadvised mutual funds. In addition, Investment Personnel and Access Persons must contact these funds to request that duplicate statements and confirmations of mutual fund trading activity be sent to the Securities Monitoring Unit. A sample letter to a brokerage firm is provided as Exhibit 1 to this Policy.

C. ADDITIONAL TRADING RESTRICTIONS

The following restrictions and requirements apply to all accounts in which Access Persons and Investment Personnel have a direct or indirect beneficial interest, including accounts of household members as described in Section II.C.4.

----------
/18/ Discipline and sanctions relating to violations occurring in the Prudential Employee Savings Plan or the Jennison Savings or Pension Plans will be determined separately by the Personal Securities Trading/Mutual Fund Code of Ethics Committee.

/19/ Mutual fund transactions executed through PMFS, PESP and the Jennison Savings and Pension Plans will be sent to Compliance through a daily electronic trading feed.

/20/ Prudential's deferred compensation plans (including The Prudential Insurance Company of America Deferred Compensation Plan, the Amended and Restated American Skandia Lifestyle Security Plan, and the Trust Agreement Between Jennison Associates LLC and Wachovia Bank, N.A.) are not susceptible to market timing due to the fact that the plans only permit one transaction per month. Therefore, transactions in these plans are exempt from both the 90-day holding period and reporting requirements.

1.  INITIAL PUBLIC OFFERINGS

Investment personnel are prohibited from purchasing initial public offerings of securities. For purposes of this policy, "initial public offerings of securities" do not include offerings of government or municipal securities.

2.  PRIVATE PLACEMENTS

Investment personnel are prohibited from acquiring any securities in a private placement without express prior approval. Such approval must be obtained from the local business unit head in consultation with the business unit compliance officer (such person having no personal interest in such purchases or sales), based on a determination that no conflict of interest is involved.

Investment personnel must disclose their private placement holdings to the business unit compliance officer and the business unit's chief investment officer when the investment personnel play a part in the consideration of any investment by the portfolio in the issuer. In such circumstances, the portfolio's decision to purchase securities of the issuer will be subject to independent review by appropriate personnel with no personal interest in the issuer.

3.  BLACKOUT PERIODS -- "7 DAY RULE"

Access Persons are prohibited from executing a securities transaction on a day during which any portfolio in their Complex has a pending buy or sell order in the same or an equivalent security and until such time as that order is executed or withdrawn./21/ This prohibition will not apply to purchases and sales executed in a fund or portfolio that replicates a broad based securities market index.

Investment personnel are prohibited from buying or selling a security within seven calendar days before or after a portfolio in their Complex trades in the same or an equivalent security. Nevertheless, a personal trade by any investment personnel shall not prevent a portfolio in the same business unit from trading in the same or an equivalent security. However, such a transaction shall be subject to independent review by their business unit compliance officer./22/ This prohibition will not apply to purchases and sales executed in a fund or portfolio that replicates a broad based securities market index.

Profits realized on transactions that are executed during blackout periods may be required to be disgorged to the business unit. Transactions inadvertently executed by an Access Person during a blackout period will not be considered a violation and disgorgement will not be required provided that the transaction was effected in accordance with the preclearance procedures and without prior knowledge of any pending purchase or sale orders in the Complex in the same or equivalent security. All disgorged profits will be donated to a charitable organization in the name of the Company or to an account or client for which the security is held or traded.

----------
/21/ There is no presumption that Access Persons have knowledge of actual trading activity.

/22/ Properly precleared personal trades executed within seven days prior to a portfolio trading will be presumed not violative of the 7 day rule provided there was no additional evidence to the contrary.

4.  SHORT-TERM TRADING PROFITS

Investment personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent security within any sixty calendar day period. Profits realized on such proscribed trades must be disgorged to the business unit. All disgorged profits will be donated to a charitable organization in the name of the Company or to an account or client for which the security is held or traded.

5.  SHORT SALES

Access Persons may not sell any security short which is owned by any portfolio managed by the business unit. Access Persons may, however, make short sales "against the box." A short sale "against the box" refers to a short sale when the seller owns an equivalent amount of the same securities.

6.  OPTIONS

Access Persons may not write naked call options or buy naked put options on a security owned by any portfolio managed by the business unit. Access Persons may purchase options on securities not held by any portfolio managed by the business unit, or purchase call options or write put options on securities owned by any portfolio managed by the business unit, subject to preclearance and the same restrictions applicable to other securities. Access Persons may write covered call options or buy covered put options on a security owned by any portfolio managed by the business unit at the discretion of the business unit compliance officer. However, investment personnel should keep in mind that the short-term trading profit rule might affect their ability to close out an option position at a profit.

7.  INVESTMENT CLUBS

Access Persons may not participate in investment clubs.

D. PRECLEARANCE

Access Persons must preclear all personal securities transactions with the exception of those identified in Section V.E. below. Preclearance is also not required for both proprietary and non-proprietary subadvised mutual funds. All requests for preclearance must be submitted to the business unit compliance officer for approval using the automated preclearance website which may be accessed via http://smartspreclearance.prudential.com/smarts_preclearance/./23/,
/24/

All approved orders must be executed by the close of business on the day in which preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is

----------
/23/ Paper preclearance forms may be used for international units and in certain hardship cases. Paper Forms are available from the business unit compliance officer.

/24/ Access Persons should submit their preclearance forms to the business unit compliance officer of the Complex to which they are deemed to have access.

granted. If any order is not timely executed, a request for preclearance must be resubmitted./25/

E. EXEMPTIONS

The black out periods and the short-term trading profit rule do not apply to any of the following activities. In addition, the mutual fund 90-day holding period does not apply to items 4,7,8, and 9. Preclearance is not required for items 4, 5, 6, and 7.

1.  INELIGIBLE SECURITIES.

Purchases or sales of securities (or their equivalents) that are not eligible for purchase or sale by any portfolio in the business unit.

2.  EXERCISE OF RIGHTS ISSUED BY ISSUER.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

3.  DE MINIMIS TRADES.

Any trades, or series of trades effected over a 30 day calendar period, involving 500 shares or less in the aggregate of an equity security, provided that the securities are listed on the New York Stock Exchange or have a market capitalization greater than $1 billion, and the Access Person has no prior knowledge of activity in such security by any portfolio in the business unit.

Any fixed-income securities transaction, or series of related transactions effected over a 30 day calendar period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such security by any portfolio in the business unit.

4.  DISCRETIONARY ACCOUNTS.

Purchases or sales of securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed exclusively on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions./26/ Access Persons must provide written documentation that evidences he/she does not have authority to participate in the management of the account and must receive written permission from the business unit compliance officer.

----------
/25/ Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the business unit compliance officer for unusual circumstances.

/26/ Such accounts must receive written approval in advance from the Securities Monitoring Unit. In such cases, the employee must give exclusive discretion to his/her broker or investment adviser. A copy of such notification should be sent to the Securities Monitoring Unit. Such accounts are required to be reported and monitored as provide under
        Section II.A.

5.  INDEX OPTIONS.

Any transactions in index options effected on a broad-based index. (See Exhibit 4.)

6.  UNIT INVESTMENT TRUSTS AND OPEN-END MUTUAL FUNDS.

7.  NON-VOLITIONAL TRANSACTIONS AND DIVIDEND REINVESTMENT PLANS.

8.  EXCEPTIONS BY PRIOR WRITTEN APPROVAL.

Purchases or sales of securities which receive prior written approval of the business unit compliance officer (such person having no personal interest in such purchases or sales), based on a determination that no conflict of interest is involved and that such purchases or sales are not likely to have any economic impact on any portfolio in the business unit or on its ability to purchase or sell securities of the same class or other securities of the same issuer.

With respect to the mutual fund 90-day holding period requirement, only certain limited exceptions will be approved including, but not limited to, hardships and extended disability. Mutual fund 90-day holding period exceptions must be approved by the Business Unit Head and the PIM Chief Compliance Officer prior to execution./27/

9.  AUTOMATIC INVESTMENT/WITHDRAWAL PROGRAMS AND AUTOMATIC REBALANCING.

Purchases or sales of securities that are part of an automatic investment/withdrawal program or resulting from an automatic rebalancing.

F. PERSONAL TRADE REPORTING

All Access Persons must participate in Prudential's Personal Trade Monitoring System as described in Section II of this Policy. In addition, all Access Persons must preclear all private securities transactions immediately and report completion of the transaction promptly, in any event not later than ten days following the close of each quarter in which the trade was executed. Forms to report such private securities transactions are available from your business unit compliance officer or the Securities Monitoring Unit.

G. PERSONAL SECURITIES HOLDINGS

Within ten days of becoming an Access Person, and thereafter on an annual basis, Access Persons (other than disinterested directors/trustees) must disclose personal securities holdings, including all holdings of private securities (e.g., limited partnership interests, private placements, etc.) and all holdings of proprietary and non-proprietary subadvised mutual funds, excluding money market funds. Holdings must be as of the date of becoming an Access Person for the initial report and on an annual basis.

----------
/27/ For purposes of this policy, Business Unit Head is defined as the executive in charge of Fixed Income Trading, Jennison, PI or his/her delegate. Delegation of this responsibility must be done in writing and submitted to the PIM Chief Compliance Officer.

However, Annual Reports must include information that is current within the previous 30 days. (See Exhibit 5 for the Holdings Report Form.)

H. SERVICE AS A DIRECTOR

Consistent with Prudential policy, Investment Personnel are prohibited from serving on the board of directors of publicly traded companies, absent prior authorization from the business unit compliance officer based upon a determination that the board service would not be inconsistent with the interests of the investment company or other clients. In the limited instances that such board service may be authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of a "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

I. GIFTS

Consistent with Prudential's Gift and Entertainment Policy, Access Persons are prohibited from receiving any gift or other thing that would be considered excessive in value from any person or entity that does business with or on behalf of Prudential. Access Persons must comply with Company limits and reporting guidelines for all gifts and entertainment given and/or received.

J. CODE VIOLATIONS AND SANCTIONS

Violations and other exceptions to the Policy will be provided to the business unit Chief Compliance Officer or his/her designee and the Personal Securities Trading/Mutual Fund Code of Ethics Committee ("Committee"). The Committee, comprised of business unit executives, compliance and human resource personnel, will review all violations of this Policy. The Committee will determine any sanctions or other disciplinary actions that may be deemed appropriate.

K. REPORTS TO CLIENTS

The Board of Directors/Trustees of any investment company client will be provided, as requested by client or otherwise required by regulation, with an annual report which at a minimum:

..       Certifies that the portfolio management unit has adopted procedures reasonably necessary to prevent its Access Persons from violating this policy;

..       Summarizes existing procedures concerning personal investing and any changes in the procedures made during the preceding year;

..       Identifies material violations of this policy and sanctions imposed in response to those violations; and

..       Identifies any recommended changes in existing restrictions or procedures based upon experience under the policy, evolving industry practices, or developments in applicable laws and regulations.

L. CONFLICTS OF INTEREST

All Access Persons must act in accordance with the following general principles:

..       It is the duty at all times to place the interests of investment company shareholders and other clients first.

..       Access Persons should scrupulously avoid serving their own personal interests ahead of clients' interests in any decision relating to their personal investments.

..       All personal securities transactions must be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

..       Access Persons must not only seek to achieve technical compliance with this Policy, but should strive to abide by its spirit and the principles articulated herein.

        Example:

        An appearance of a conflict of interest may occur if, following a meeting with a representative of an issuer, an analyst buys the issuer's securities for his or her personal account, but does not recommend his or her client purchase such securities.

..       Access Persons may not take inappropriate advantage of their positions.

..       Access Persons must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders or clients, including, but nor limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than de minimis value from persons doing or seeking business with their portfolios.

..       Access Persons may not bunch a personal order with a client order.

..       Access Persons may not conduct personal business with brokers who execute trades for their portfolios.

VI. TRADING RESTRICTIONS OF PRIVATE ASSET MANAGEMENT UNITS

In addition to the personal securities trade reporting requirements set forth in
Section II above, all associates of Private Asset Management units of Prudential Investment Management ("PIM") are subject to certain trading restrictions as set forth below. The Private Asset Management units of PIM are as follows:
Prudential Capital Group ("PCG"), Prudential Real Estate Investors ("PREI"), Private Equity and Prudential Mortgage Capital Company ("PMCC").

Such restrictions apply to transactions in any securities accounts for which the associate maintains a beneficial interest, including the following:

..       Personal accounts;

..       Joint or tenant-in-common accounts in which the associate is a participant;

..       Accounts for which the associate acts as trustee, executor or custodian;

..       Accounts in which the associate's spouse has a beneficial interest;

..       Accounts in which the associate's minor children or any dependent family member has a beneficialinterest;

..       Accounts over which the associate exercises control or has any investment discretion; and

..       Accounts of any individual to whose financial support the associate materially contributes.

A. PRIVATE SIDE MONITORED LIST

Under Prudential's Chinese Wall Policy, the Private Asset Management units are required to maintain a Private-Side Monitored List ("PSML") containing the names of publicly-traded issuers about which they possess material nonpublic information. Associates of each of these units are restricted from purchasing or selling securities of the issuers on the PSML. This restriction applies to all accounts in which the associate is deemed to have a beneficial interest as listed above.

Associates should not, however, provide the PSML to individuals outside of their business unit. The associate should instruct individuals who exercise control or have investment discretion over an account in which the associate has a beneficial interest to check with the associate prior to purchasing or selling any security for such account to ensure that no trade is placed in a security on the PSML.

If the security is on the PSML, the associate should instruct the individual exercising control over the account that he or she is prohibited from trading the security because of his or her employment with Prudential. In the case of a discretionary account with a brokerage firm, the preceding rule does not apply and the associate must not disclose any security or issuer with the broker in advance of any trade. In addition, a copy of the signed discretionary account agreement should be sent to the Securities Monitoring Unit.

Associates of Private Asset Management units may not advise a person not employed by Prudential, or a Prudential employee on the Public Side of the Chinese Wall that a security is restricted because Prudential is in possession of material nonpublic information.

B. INVESTMENT CLUBS

All associates of Private Asset Management units are prohibited from participating in investment clubs.

C. ADDITIONAL RESTRICTIONS FOR CERTAIN UNITS

1. REAL ESTATE UNITS

To ensure compliance with ITSFEA and to prevent actual and apparent conflicts of interest in the Private Asset Management Real Estate units, all associates of PREI and PMCC who are located in the U.S. (and functional associates who are co-located with PREI) are prohibited from purchasing interests in publicly-traded real estate investment trusts ("REITs") and real estate-related securities.

PIM Compliance maintains a list of real estate security issuers in the PIM Compliance Library, accessible via Lotus Notes. Please note however, that this prohibition applies to all REITs and real estate-related securities, whether they are on the list or not.

Associates who hold REIT securities or real estate securities prior to the institution of this policy or joining PREI or PMCC must obtain written approval from PIM Compliance prior to the sale of such securities. Associates of the Private Asset Management Real Estate units will be permitted to purchase shares of open end mutual funds that invest in REITs or real estate securities.

2. PRUDENTIAL CAPITAL GROUP

To insure compliance with ITSFEA and to prevent actual or apparent conflicts of interest in PCG, all associates of PCG (and functional associates who support
PCG) are prohibited from purchasing securities of companies listed on PCG's 90 Day Pricing Summary Update for Public Companies (90 Day Pricing List). PIM Compliance maintains this list in the PIM Compliance Library, accessible via Lotus Notes.

VII. POLICY FOR PRUDENTIAL EQUITY GROUP, INC.

A. ASSOCIATED PERSONS' SECURITIES ACCOUNTS

1. TRADE MONITORING AT PEG

In addition to the requirements of ITSFEA and the NASD Conduct Rules, PEG is required by New York Stock Exchange rules to review transactions in all accounts of its associated persons and their family members. To ensure compliance with these requirements, PEG associates are prohibited from opening or maintaining any "employee account or employee-related account," as defined below, at a firm other than the following authorized broker-dealers: Wachovia Securities (for accounts that were previously maintained at Prudential Securities), Charles Schwab, E*Trade and Fidelity Investments. (Note: Monitored employees of other Prudential business groups may also open accounts with Pruco Securities and Merrill Lynch. These options are not available to PEG associates.) Prudential has arranged to obtain electronic feeds of all trading data in accounts with the authorized firms. In addition, paper monthly statements must also be submitted to PEG Compliance.

Exceptions to this policy will be granted only in unusual circumstances. Any exception to this policy requires the prior written approval of the associate's supervisor and the PEG Compliance Department. In those cases where accounts are approved to be held at an unauthorized firm, the Compliance Department will make arrangements to have duplicate copies of all confirmations and monthly statements sent to the associate's supervisor and the Compliance Department. Exceptions may be granted for "employee-related accounts" in rare circumstances where the employee can demonstrate that he or she has no financial interest in such account.

B. DEFINITION OF  "EMPLOYEE ACCOUNT" AND "EMPLOYEE RELATED ACCOUNT"

"Employee accounts" include the following securities and/or commodities accounts:

..       Any personal account of an employee;

..       Any joint or tenant-in-common in which the employee is a participant;

..       Any account for which the employee acts as the trustee, executor or custodian;

..       Any account over which the employee has investment discretion or otherwise can exercise control (other than non-related client's accounts over which associates have investment discretion - Note: PEG trading personnel are not permitted to exercise discretion over client accounts); and

..       Any other account in which an employee is directly or indirectly financially interested.

"Employee-related accounts" include the following securities and/or commodities accounts:

..       Accounts of the employee's spouse;

..       Accounts of the employee's minor and/or any dependent family members;
        and

..       Accounts of any individual to whose financial support the employee materially contributes.

C. INVESTMENT CLUBS

PEG sales, trading, research and/or investment associates are not permitted to participate in Investment Clubs. Other associates must contact the PEG Compliance Department if they wish to participate in an Investment Club. An Investment Club account will be considered an Employee Account for purposes of this Policy and must be maintained at one of the authorized broker-dealers.

D. PERSONAL TRADING RESTRICTIONS

1. PURCHASES OF PUBLIC EQUITY OFFERINGS

All PEG associates must comply with NASD Rule 2790 as set forth in Section IV.B of this Policy. This includes a prohibition on purchasing new equity offerings directly from a syndicate member.

2. PRIVATE SECURITIES TRANSACTIONS

In accordance with NASD Rule 3040, all associates of PEG must notify the PEG Compliance Department, in writing, and obtain written approval from the broker-dealer, prior to engaging in any private securities transaction. Private securities transactions include, but are not limited to, transactions in unregistered offerings of securities, and purchases or sales of limited partnership interests.

3. ANNUAL COMPLIANCE TRAINING

The NASD/NYSE Joint Memorandum on Chinese Wall Policies and Procedures (NASD Notice to Members 91-45) provides that firms which do not conduct investment banking research or arbitrage activities still must have "reasonable procedures for the education and training of its associates about insider trading" in order to be in compliance with ITSFEA. Consistent with this Notice, PEG covers insider trading issues with applicable associates as part of its annual training program.

4. 24 - HOUR RESEARCH REPORT RESTRICTION

PEG associates are prohibited from effecting transactions in a company's securities when PEG initiates coverage of the company, or upgrades or downgrades a research opinion or recommendation. This prohibition generally applies for a 24-hour period after the release of the research. If the investing public has had time to receive and react to the release of the research report, the 24-hour restriction may be shortened by the Compliance Department. The 24-hour rule becomes effective when the research is issued.

PEG associates are also prohibited from engaging in transactions in a security when the associate knows that a research report relating to the security is in preparation.

Securities subject to the 24-hour rule appear on PEG's Restricted List. Although only the symbol for the common stock may be indicated on the Restricted List, all related securities (including common and preferred stock, convertibles, options, warrants and rights) of the companies listed (and debt securities, if indicated) are subject to restriction.

E. RESTRICTED LIST

PEG's Restricted List is a confidential list of securities that are subject to certain research, sales and trading restrictions. Securities may be placed on the Restricted List for a variety of reasons designed to ensure compliance with regulatory requirements and Company policy. For example, as stated above, securities that are subject to the 24-hour rule are placed on the Restricted List. Employees may not purchase or sell securities for their personal accounts if such transactions are prohibited by the Restricted List. Although only the symbol for the common stock may be indicated on the Restricted List, all securities from the same issuer (including common and preferred stock, convertibles, options, warrants and rights of the companies listed (and debt securities, if indicated)) are subject to restriction.

F. ADDITIONAL TRADING RESTRICTIONS FOR CERTAIN PEG  DEPARTMENTS

1. TRADING RESTRICTIONS

A. RESEARCH DEPARTMENT

Personal trading by Research Analysts is subject to the requirements and restrictions set forth in the Equity Research Manual available on the Compliance page of the Capital Markets Intranet site.
http://psibranch.cs.prusec.com/complian/capital.htm. All questions should be referred to the PEG Compliance Department.

B. TRADING DEPARTMENT

Trading Department associates must preclear trades of all equity securities.

For securities over which the Trading Department has trading or market-making responsibility, an employee of the Trading Department may not sell any such security that (s)he has purchased within the prior 30 calendar days or purchase any such security that (s)he had sold within the prior 30 calendar days. Under very limited circumstances, exceptions to this 30 day holding period may be granted by obtaining prior written approval from the Compliance Department.

2. PRECLEARANCE PROCEDURES

All requests for preclearance must be submitted to the Business Unit head and PEG Compliance for approval. All approved orders must be executed by the close of business on the day preclearance is granted.

EXIBITS

EXHIBIT 1 - SAMPLE LETTER TO BROKERAGE FIRM

TO:     Broker-Dealer


        RE:     Account #:
                 Date of Establishment:

Dear Sir/Madam:

Please furnish to Prudential Financial, Inc. ("Prudential"), copies of all trade confirmations and account statements with respect to all transactions for the above listed account(s). Please include all transactions in shares of unit investment trusts and all closed-end mutual funds.

Copies of these confirmations and statements should be sent to Prudential, as trades are effected, addressed as follows:

                Prudential Financial, Inc.
                Compliance Department
                P.O. Box 919
                Newark, NJ  07101-9998

This request is being made pursuant to Rule 3050 of the Conduct Rules of the NASD and/or Rule 204-2(a) of the Investment Advisers Act, as applicable.

                                        Very truly yours,

cc:     Ellen McGlynn Koke,
        Vice President, Securities Compliance
        Compliance Department

Exhibit 2 -- Acknowledgment of the Personal Securities Trading Policy
For employees required to report their transactions in SMARTS as described in
Section II of this policy, please complete the following acknowledgment and send it to:

                Prudential Financial, Inc.
                Compliance Department
                P.O. Box 919
                Newark, NJ  07101-9998

I have read and understand the Personal Trading Policy and have and will continue to comply in all respects with the rules contained therein.

I confirm that I have instructed in writing all brokers for all securities accounts in which I maintain a beneficial interest, as described immediately below, to send duplicate copies of all confirmations covering any transactions as trades are effected and all account statements to the address listed above. I understand that for accounts maintained at Charles Schwab, E*Trade, Merrill Lynch, Fidelity Investments, Pruco Securities, or Wachovia Securities (accounts formerly maintained at Prudential Securities), I do not need to contact these brokers in writing. Beneficial interest includes the following:

        .       personal accounts;

        .       accounts in which my spouse has a beneficial interest;

        . accounts in which my minor children or any dependent family member has a beneficial interest;

        .       joint or tenant-in-common accounts in which I am a participant;

        .       accounts for which I act as trustee, executor or custodian;

        . accounts over which I exercise control or have investment discretion; and

        . accounts of any individual to whose financial support I materially contribute.

Set forth below (and on accompanying pages if necessary) is a list of all such accounts (including Charles Schwab, E*Trade, Merrill Lynch, Fidelity Investments, Pruco Securities, and Wachovia Securities (formerly Prudential Securities)) including the individual holding the account, the social security number of that individual, the name of the institution, and the account number. I understand that I must promptly advise the Compliance Department of any change in this information. I understand that if I have been classified as a Covered or Access Person that in the event circumstances change for an account for which I have been granted an exception to maintain at a non-authorized brokerage firm, I must notify the Compliance Department immediately and request that the account be reviewed in light of the changed circumstances.

--------------------------------              ----------------------------------
Full Name of Employee                         Business Unit/Location

--------------------------------              ----------------------------------
Signature                                     Date

----------------------------------------
Social Security Number of Employee

List of all Accounts

Name of Individual  Social Security Number  Name of Institution   Account Number
------------------  ----------------------  -------------------   --------------

EXHIBIT 3 - COMPLIANCE AND REPORTING OF PERSONAL TRANSACTIONS

Investment Category/                                                   Reportable
Method                  Sub-Category                                   (Yes/No)         Comments
--------------------    ------------                                   ----------       --------
Bonds                   ABS                                            Yes
                        Agency                                         Yes
                        CMO's                                          Yes
                        Convertibles                                   Yes
                        Corporates                                     Yes
                        MBS                                            Yes
                        Municipals                                     Yes
                        Public Offerings                               Yes
                        Treasury Bills, Notes, Bonds                   No

Stocks                  Common                                         Yes
(Purchases and sales    Optional Dividend Reinvestments                Yes
of Individual Stocks)   Preferred                                      Yes
                        Public Offerings (Initial & Secondary)         Yes
                        Rights                                         Yes
                        Warrants                                       Yes
                        Automatic Dividend Reinvestments               No

Private Placements                                                     Yes

Limited Partnerships                                                   Yes

Open End Mutual         Proprietary                                    No               Transactions of the Prudential
Funds                   Non Proprietary                                No               Financial, Inc. Common Stock
                        Prudential Financial, Inc. Common Stock Fund   Yes              Fund executed in the PESP plan are fed
                                                                                        electronically to SMARTS.

Open End Mutual         Proprietary Non-Money Market                   Yes              Proprietary Funds include
Funds - For Investment  Non-proprietary subadvised Non-Money Market    Yes              JennisonDryden, Strategic Partners,
Personnel and Access    Money Market Funds                             No               Target, and American Skandia Advisor
Persons                 Non Affiliated                                 No               funds. A list of non -proprietary
                                                                                        subadvised funds can be found in
                                                                                        Exhibit 7.

Closed End Mutual       Affiliated Mutual Funds                        Yes
Funds & Unit            Affiliated Unit Investment Trusts              Yes
Investments Trusts      Non-Affiliated Mutual Funds                    Yes
                        Non-Affiliated Unit Inv. Trusts                Yes

Derivatives             Any Exchange Traded, NASDAQ,
                        or OTC Option or Future Including
                        But not Limited To:
                        Futures (Including Financial Futures)          No
                        Options on Foreign Currency                    Yes
                        Options on Futures                             Yes
                        Options on Indexes                             Yes
                        Options on Securities                          Yes

Foreign Currency                                                       No               Exchanges made for personal travel
                                                                                        are not reportable.

Commodities             Security Futures                               Yes
                        Other Commodities                              No

Annuities & Life        Affiliated                                     No
Insurance Contracts     Non Affiliated                                 No
w/Investment
Components (e.g.
Variable Life)

Bonuses
Prudential Employees    Shares or Options received as part of          Yes              Prudential employee stock or option
                        Compensation                                                    bonus awards are electronically
                                                                                        reported to the Securities Monitoring
                                                                                        Unit.

(Non-Pru Employee/      Shares or Options received as part of          No               For Non-employee stock or option
Household Member)       Compensation                                                    bonus awards, the receipt is not
                                                                                        reportable.  However, the sale of
                                                                                        stock or the exercise of an option is
                                                                                        a reportable event.

Gifts                                                                                   For non-Prudential securities, a gift
                                                                                        given to a charity is reportable,
Prudential securities   Gifts given and received                       Yes              however, the receipt of a gift is not
                                                                                        a reportable transaction under the
                                                                                        Personal Securities Transaction
All other gifts         Given by Employee - Bonds and/or Stock         Yes              Policy.  Please see the Gift and
                        Received by Employee - Bonds and/or Stock      No               Entertainment Policy for additional
                                                                                        reporting requirements for gifts.

EXHIBIT 4 - INDEX OPTIONS ON A BROAD-BASED INDEX

TICKER SYMBOL           DESCRIPTION

NIK                     Nikkei 300 Index CI/Euro
OEX                     S&P 100 Close/Amer Index
OEW                     S&P 100 Close/Amer Index
OEY                     S&P 100 Close/Amer Index
SPB                     S&P 500 Index
SPZ                     S&P 500 Open/Euro Index
SPX                     S&P 500 Open/Euro Index
SXZ                     S&P 500 (Wrap)
SXB                     S&P 500 Open/Euro Index
RUZ                     Russell 2000 Open/Euro Index
RUT                     Russell 2000 Open/Euro Index
MID                     S&P Midcap 400 Open/Euro Index
NDX                     NASDAQ- 100 Open/Euro Index
NDU                     NASDAQ- 100 Open/Euro Index
NDZ                     NASDAQ- 100 Open/Euro Index
NDV                     NASDAQ- 100 Open/Euro Index
NCZ                     NASDAQ- 100 Open/Euro Index
QQQ                     NASDAQ- 100 Index
SML                     S&P Small Cap 600
TPX                     U.S. Top 100 Sector
SPL                     S&P 500 Long-Term Close
ZRU                     Russell 2000 L-T Open./Euro
VRU                     Russell 2000 Long-Term Index

EXHIBIT 5 - PERSONAL SECURITIES HOLDINGS REPORT

Reviewed by:    Initials:______         Date:______

Personal Securities Holdings Report

To:             Jennifer Brown,
                Compliance Department

From:   ________________________________SS#: _____________

Signed: ________________________________Date:_____________

Listed below are all securities which I held, including those in which I had a direct or indirect beneficial interest, as of the most recent month end or the date on which I was designated as an Access Person if more recent, as required by the Personal Securities Trading Policy and the Mutual Fund Code of Ethics.

Public Securities

                        Number          Principle
Title of Security       Of Shares       Amount          Broker/Dealer/Bank

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

Private Securities (e.g., limited partnerships, private placements).

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

----------------------  --------------  --------------  ------------------------

EXHIBIT 6 -- SECTION 16 INSIDERS AND DESIGNATED PERSONS PRECLEARANCE REQUEST
FORM

This form is for preclearing transactions in Prudential securities. Please include all requested information. The Securities Monitoring Unit, Compliance Department will review and respond to all requests. You will receive a response indicating that your request has either been approved or denied. A request is not considered approved until you receive a confirmation of approval from the Securities Monitoring Unit. Preclearance is only valid until the close of business on the day approval is granted. Preclearance Forms should be faxed to the Securities Monitoring Unit at (973) 802-7454.

Part I - Information on Individual Requesting Preclearance:

Name:   _______________________________ Phone #:______________ Fax #:___________

Department:____________________________ Division:_______________________________

Are you currently aware of any material non-public information regarding Prudential Financial? _____

Part II - Transaction Information:

Date: _______________________
Transaction Type:
______ Buy
______ Sell*
______ Cashless Exercise (Exercise and Sell all Options)
______ Exercise & Sell to Cover (Exercise and Sell only enough shares to cover option cost and taxes)
______ Exercise & Hold (Exercise options and hold shares - no sale involved)
______Exchange (into or out of Company Stock Fund)
______Allocation Change (Company Stock Fund)
______Catch-up Contribution (Company Stock Fund)
______Deferral Rate Change (Company Stock Fund)
______Disbursement (from Company Stock Fund)
______Loans (impacting Company Stock Fund)
______Deferred Compensation Elections (impacting Company Stock Fund)
______MasterShare Elections (impacting Company Stock Fund)

Number of Shares/Options: ______

Asset Type:     ______Common Stock              ______Employee Stock Option
                ______Preferred Stock           ______Company Stock Fund
                ______Convertible Bond          ______Other
                ______Non-convertible Bond
* Do you currently hold securities to cover this transaction? ______ (Note that this question applies to all sales due to the fact that short sales are prohibited.)

Account in which transaction will take place:  Brokerage Firm___________________
                                               Account No. _____________________
Comments: ______________________________________________________________________

Part III - Information To Be Completed by Section 16 Insiders Only:

Have you traded the same or equivalent security for your personal account, accounts in which you have a beneficial interest, such as accounts of your spouse or family members, or accounts over which you maintain investment discretion within the past six months? If yes, Compliance may contact you for additional information. _______________

Comments: ______________________________________________________________________

Part IV - Compliance Response :

APPROVED :_____ DENIED:_____

REVIEWER :______________DATE/TIME:______________

Comments: ______________________________________________________________________

EXHIBIT 7 -- NON PROPRIETARY SUBADVISED MUTUAL FUNDS

PIM SUBADVISED FUNDS

        SEI Institutional Investors Trust Fund

JENNISON SUBADVISED FUNDS

        Harbor Fund - Harbor Capital Appreciation Fund
        The Hirtle Callaghan Trust - The Growth Equity Portfolio
        IDEX Mutual Funds - IDEX Jennison Equity Opportunity
        The MainStay Funds - MainStay MAP Fund
        The Preferred Group of Mutual Funds - Preferred Large Cap Growth Fund Scudder Focus Value Plus Growth Fund - Scudder Focus Value+Growth Fund